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                                ARTICLES OF AMENDMENT
                             TO ARTICLES OF INCORPORATION
                                          OF
                                  REHABILICARE INC.


1.   The name of the corporation is Rehabilicare Inc.

2. The following is the full text of the amendment to the Articles of Incorporation of Rehabilicare Inc.:

          RESOLVED, that Article 3 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

          The aggregate number of shares of capital stock which this corporation is authorized to issue is 35,000,000, of which 30,000,000 shares shall be common shares with a par value of $.10 per share, and of which 5,000,000 shall be preferred shares of no par value. Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article III and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred shares and, with respect to each such series, to determine or fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such series, any terms under or conditions on which the shares of such series may be redeemed, any provision made for the conversion or exchange of the shares of such series for shares of any other class or classes or of any other series of the same or any other class or classes of the corporation's capital stock, and any rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

3. The foregoing amendment was adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

          IN WITNESS WHEREOF, the undersigned, Secretary of Rehabilicare Inc., being duly authorized on behalf of such corporation, has executed this certificate this 15th day of April, 1998.


                                        /s/ THOMAS O. MARTIN
                                   ------------------------------
                                    Thomas O. Martin, Secretary